UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2017

PHH CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	1-7797	52-0551284
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3000 Leadenhall Road

Mt. Laurel, New Jersey 08054

(Address of principal executive offices, including zip code)

(856) 917-1744

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of William F. Brown and Leith W. Kaplan; Appointment of Madeline Flanagan and Alberino J. Celini

As previously referenced in the Current Report on Form 8-K filed by PHH Corporation (the “Company”) with the United States Securities and Exchange Commission on March 30, 2017, William F. Brown stepped down from his position as the Company’s Senior Vice President, General Counsel and Secretary, and Leith W. Kaplan stepped down from his position as the Company’s Senior Vice President, Chief Risk and Compliance Officer, each effective December 31, 2017. As further disclosed in the above-referenced Form 8-K, each of Mr. Brown and Mr. Kaplan entered into a separation letter that describes the benefits to which he will be entitled in connection with his departure, which include, subject to execution of a general release agreement, termination without cause benefits under the Company’s Amended and Restated Tier I Severance Plan (in its current form, as described in the Form 8-K filed by the Company on May 25, 2016), and vesting of outstanding equity awards subject to all applicable performance and settlement provisions. Each of Messrs. Brown and Kaplan is also subject to a twelve (12) month restrictive covenant agreement, which contains non-compete and non-solicit provisions.

As previously announced, effective January 1, 2018, Madeline Flanagan, age 59, formerly Senior Vice President and General Counsel of the Company’s wholly owned subsidiary PHH Mortgage Corporation (“PHH Mortgage”), was appointed Senior Vice President and General Counsel of the Company.  Ms. Flanagan joined PHH Mortgage in 2002 and was appointed its Senior Vice President and General Counsel in 2012. Prior to joining PHH Mortgage, Ms. Flanagan held legal roles at CoreStates Financial Corporation (now part of Wells Fargo) and Philadelphia Savings Fund Society.

As previously announced, effective January 1, 2018, Alberino J. Celini, age 55, formerly the Company’s Senior Vice President, Risk and Compliance since November 20, 2017, was appointed Senior Vice President, Chief Risk and Compliance Officer of the Company.  Prior to joining the Company, Mr. Celini was a Risk Management Consultant with Newbold Advisors LLC and Common Securitizations LLC.  He previously served as Executive Vice President and Chief Risk Officer of Sun National Bank, Vice President, Single Family Regulatory Affairs and Strategy at Freddie Mac, and spent nearly a decade at Ally Bank (formerly GMAC Bank) serving as its founding Chief Financial Officer, Chief Risk Officer and Director of Lending Development. Before joining Ally Bank, Mr. Celini spent 12 years at Citigroup as a Financial Controller and began his career at Arthur Andersen.

Ms. Flanagan and Mr. Celini are eligible to participate in the PHH Corporation 2014 Equity and Incentive Plan, pursuant to which Ms. Flanagan has been granted, and both Ms. Flanagan and Mr. Celini may in the future be granted, certain long-term incentive compensation awards, as well as the PHH Corporation Management Incentive Plan, pursuant to which Ms. Flanagan has been granted, and both Ms. Flanagan and Mr. Celini may in the future be granted, certain annual cash incentive awards. Ms. Flanagan and Mr. Celini are also eligible to participate in the Company’s benefits plans as in effect from time to time and to receive perquisites similar to those provided to the Company’s other senior officers as approved by the Human Capital and Compensation Committee from time to time.

Item 8.01.  Other Events.

On January 3, 2018, the Company issued a press release announcing that PHH Mortgage entered into a settlement agreement with a multistate coalition of certain mortgage banking regulators (the “MMC”) and consent orders with certain state attorneys general to resolve and close out findings of the MMC examination of PHH Mortgage’s legacy mortgage servicing practices. The settlements cover mortgage loan servicing practices, including foreclosure activities, occurring between January 1, 2009 and December 31, 2012 (the “Settlement Period”).  PHH Mortgage did not admit any liability under the terms of the settlements.

PHH Mortgage will pay approximately $45 million in the aggregate in connection with the settlements, consisting of $31.5 million in payments to certain borrowers who were referred or subject to foreclosure proceedings during the Settlement Period, an administrative penalty of $8.8 million and a $5.0 million payment to the investigating state attorneys general for fees, fines and investigative costs and expenses. The settlement amount is included in the

Company’s recorded liability as of September 30, 2017.  The Company expects the portion of the settlement amount representing payments made to borrowers to be tax deductible.

In addition, under the terms of the settlements, PHH Mortgage agreed to comply with certain servicing standards, to conduct testing of compliance with such servicing standards for a period of three years, and to report to the MMC regarding the same.  The Company does not expect to incur material costs in connection with the administration of the settlement terms, including in complying with the servicing standards.

A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference in its entirety.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	PHH Corporation press release dated January 3, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION

By:	/s/Ryan Melcher
Name:	Ryan Melcher
Title:	Vice President, Deputy General Counsel and Corporate Secretary

Dated: January 3, 2018